Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY22 Second Quarter Results

ST. LOUIS (May 6, 2022) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2022 second quarter ended March 31. Highlights include:

•	Net income of $173.6 million ($3.27 per diluted share) compared to $187.4 million, or $3.55 per share in the prior year
•	Net economic earnings* of $181.0 million, or $3.42 per share, down from $195.6 million, or $3.71 per share a year ago
•	Earnings guidance range for fiscal 2022 narrowed to $3.75 - $3.95 per share

“We delivered solid results for the second quarter, serving 1.7 million homes and businesses while expanding outreach and support for customers and communities during the critical winter heating season. We did this while continuing to invest in infrastructure upgrades, technology, and new business to bring safe and reliable energy to even more people,” said Suzanne Sitherwood, president and chief executive officer of Spire. “At the same time, we continued to progress toward being a more sustainable company and to enhance our ESG disclosures—look for highlights in June when we release our 2021 Sustainability Report. Also, in the second quarter, Spire Missouri filed a new rate review focused on recovering our full cost of service and earning a fair and reasonable rate of return. Through it all, our energy warms homes, fuels businesses and advances economic development in a way that lays the groundwork for an innovative, resilient and sustainable energy future.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2022	2021	2022	2021
Net Economic Earnings (Loss)* by Segment
Gas Utility	$169.2	$159.7
Gas Marketing	14.4	39.8
Other	(2.6)	(3.9)
Total	$181.0	$195.6	$3.42	$3.71
Missouri regulatory adjustment, pre-tax	—	9.0	—	0.17
Fair value and timing adjustments, pre-tax	(9.9)	(20.1)	(0.20)	(0.39)
Income tax adjustments	2.5	2.9	0.05	0.06
Net Income	$173.6	$187.4	$3.27	$3.55
Weighted Average Diluted Shares Outstanding	51.9	51.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

We reported consolidated net income of $173.6 million ($3.27 per diluted share), compared to prior year net income of $187.4 million ($3.55 per share). Current year net economic earnings (NEE) were $181.0 million ($3.42 per share), compared to $195.6 million ($3.71 per share) last year. Prior-year results reflect the impacts of the February cold weather event (Winter Storm Uri), which led to outsized performance by Gas Marketing, compared to the current-year quarter.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Gas Utility reported NEE of $169.2 million, compared to $159.7 million in the prior year. The $9.5 million increase was driven by a higher contribution margin.

Contribution margin increased $17.7 million from the prior year, reflecting new rates effective in late calendar 2021 for Spire Missouri and Spire Alabama. These positive impacts were partially offset by lower usage due to warmer weather in Spire Alabama.

Operation and maintenance (O&M) expenses of $104.2 million were comparable to a year ago. O&M costs were $4.7 million lower, after removing a $3.1 million non-service cost transfer to other income (no earnings impact) and net regulatory adjustments of $8.0 million, reflecting lower employee-related costs and bad debt expenses.

Depreciation and amortization expense increased by $7.0 million from last year, reflecting our capital investments.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. NEE, which excludes mark-to-market and other fair value adjustments, was $14.4 million, compared to $39.8 million in the prior year. The prior-year quarter results were driven by significant opportunities to optimize storage and transportation assets from Winter Storm Uri. Performance in the current-year period reflects less favorable market conditions, offset by favorable resolution of certain customer claims from the prior year.

Other

Other gas-related operations and corporate costs totaled $2.6 million this quarter, compared to $3.9 million in the prior-year quarter. The improvement reflects contributions from Spire Storage and Spire STL Pipeline.

Regulatory update

Missouri

Based on a November 2021 rate case order from the Missouri Public Service Commission (MoPSC), Spire Missouri was required to cease capitalization of non-operational overhead costs until a MoPSC Staff audit of Spire Missouri’s compliance with the Federal Energy Regulatory Commission (FERC) Uniform System of Accounts could be completed. Spire Missouri worked with Staff to complete a study; Staff then audited the study and filed its report with the MoPSC on March 18, 2022. The report, which the MoPSC has yet to rule on, establishes new overhead capitalization rates.

On April 13, 2022, the MoPSC issued an Order Authorizing Accounting Treatment, clarifying that Spire Missouri may defer all non-operational overheads related to the rate order into a regulatory asset for review and recovery in a future rate proceeding. For fiscal 2022, amounts Spire Missouri expects to defer, in excess of the capitalization rates determined by the study and audit, are approximately $20 million, inclusive of amounts set aside in our Infrastructure System Replacement Surcharge (ISRS) case described below.

In its rate case order, the MoPSC specified that another general rate case would be the vehicle for addressing the change in capitalization policy. Consistent with that guidance, on April 1, 2022, Spire Missouri filed a new general rate case, seeking to fully recover its updated cost of service, overhead costs, updated capital investment to support the business, and to earn a reasonable rate of return.

On December 23, 2021, Spire Missouri filed a new ISRS case, seeking additional revenues for recovery of investments in infrastructure upgrades, for the period June 1 through December 31, 2021. On April 21, 2022, the MoPSC approved an $8.5 million annualized increase in ISRS revenue, effective May 7. As part of the ISRS-eligible capital, we deferred $5 million of general overhead costs pursuant to the study and audit noted above.

Spire STL Pipeline

On December 3, 2021, the FERC issued a new temporary certificate to allow Spire STL Pipeline to continue operating indefinitely while the FERC considers approval of a new permanent certificate under a court-ordered remand. As part of the remand process now underway, the FERC issued a notice of intent to prepare an Environmental Impact Statement for Spire STL Pipeline. Based on the FERC issuances to date, we expect the remand process to continue into early 2023.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2022	2021	2022	2021
Net Economic Earnings (Loss)* by Segment
Gas Utility	$236.4	$236.1
Gas Marketing	14.9	43.1
Other	(7.7)	(6.7)
Total	$243.6	$272.5	$4.56	$5.12
Missouri regulatory adjustment, pre-tax	—	9.0	—	0.18
Fair value and timing adjustments, pre-tax	(13.6)	(4.1)	(0.27)	(0.08)
Income tax adjustments	(0.7)	(1.1)	(0.01)	(0.02)
Net Income	$229.3	$276.3	$4.28	$5.20
Weighted Average Diluted Shares Outstanding	51.8	51.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2022, we reported consolidated net income of $229.3 million ($4.28 per diluted share) compared to $276.3 million ($5.20 per share) for the prior year. NEE for the six months ended March 31, 2022 was $243.6 million ($4.56 per share), down from $272.5 million ($5.12 per share) a year ago. As noted in our second quarter results, the prior year reflected the favorable impacts of Winter Storm Uri for Gas Marketing.

Gas Utility

For the first six months of fiscal 2022, the Gas Utility segment reported NEE of $236.4 million, up slightly from a year ago, reflecting a higher contribution margin, largely offset by higher operating expenses.

Year-to-date segment contribution margin increased by $17.1 million, largely due to new rates at Spire Missouri as well as a rate adjustment for Spire Alabama. These positive impacts were partially offset by lower usage due to weather and lower off-system sales and capacity release.

O&M expenses increased by $4.5 million compared to the prior-year period. O&M expenses were $3.1 million lower after removing a $9.0 million refund related to pension expense ordered in Spire Missouri’s 2018 rate case and $1.4 million in non-service cost transfer to other income. The decrease was primarily due to lower operations and employee-related costs as well as lower bad debt expense.

Depreciation and amortization rose by $13.0 million reflecting capital investment across our utilities.

Gas Marketing

NEE was $14.9 million in the first half of fiscal 2022, down from $43.1 million in the prior-year period. Last year’s results benefited from very favorable market conditions created by extreme weather associated with Winter Storm Uri. Fiscal 2022 results reflect less favorable market conditions and basis differentials despite price volatility, offset by favorable resolution of certain customer claims.

Other

On an NEE basis, year-to-date other gas-related operations and corporate costs were $7.7 million, compared to $6.7 million in the prior-year period, reflecting higher corporate costs partially offset by the improved contribution from Spire Storage and Spire STL Pipeline.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5-7% given our growth strategy, expectations of reasonable regulatory outcomes, and planned capital investment in infrastructure upgrades, innovation and new business.

Our targeted capital investment for the 5-year period through fiscal 2026 remains $3.1 billion, and this level of investments is anticipated to drive 7-8% rate base growth for our utilities. Capital expenditures for fiscal 2022 are now expected to be $540 million, reflecting the deferral of non-operational overhead costs for Spire Missouri into a regulatory asset.

Our fiscal 2022 NEE guidance range has been narrowed to $3.75 - $3.95 per share, reflecting the deferral of overhead costs at Spire Missouri, as discussed earlier, and our year-to-date financial performance.

Balance Sheets and Cash Flow

For the second quarter of fiscal 2022, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at March 31, 2022, were $607.1 million, down from $672.0 million at fiscal 2021 year-end and from $653.5 million a year ago, reflecting higher seasonal borrowing levels and deferred gas cost balances offset by the timing of long-term debt financing. We retain capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs. Spire had approximately $360 million of available short-term financing at March 31, 2022.

Net cash provided by operating activities was $155.1 million for the six months ended March 31, 2022, down $4.1 million from the comparable period a year ago. The decrease reflects lower net income from Spire Marketing due to Winter Storm Uri in the prior year that was mostly offset by higher recovery of deferred gas costs.

Capital expenditures for the first half of fiscal 2022 were $275.9 million, down from $303.5 million in the prior year largely due to an approximate $15 million decrease in capital investment at our gas utilities and combined lower investment at Spire Storage and Spire STL Pipeline.

For additional details on Spire’s results for the second quarter of fiscal 2022, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.685 per share, payable July 5, 2022, to shareholders of record on June 10, 2022. We have continuously paid a cash common stock dividend since 1946, with 2022 marking the 19th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Preferred Stock payable August 15, 2022, to holders of record on July 25, 2022.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2022 second quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes in advance.

Date and Time:	Friday, May 6
10 a.m. CT (11 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & presentations. A replay of the call will be available at 12 p.m. CT (1 p.m. ET) on May 6 until June 6, 2022, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 8957406.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Operating Revenues	$880.9	$1,104.9	$1,436.3	$1,617.5
Operating Expenses:
Natural gas	392.0	619.1	641.2	800.3
Operation and maintenance	113.2	119.0	229.6	230.6
Depreciation and amortization	58.9	51.5	115.8	102.3
Taxes, other than income taxes	71.6	57.9	109.2	94.0
Total Operating Expenses	635.7	847.5	1,095.8	1,227.2
Operating Income	245.2	257.4	340.5	390.3
Interest Expense, Net	27.5	25.8	56.1	51.5
Other (Expense) Income, Net	(3.4)	1.8	4.0	6.1
Income Before Income Taxes	214.3	233.4	288.4	344.9
Income Tax Expense	40.7	46.0	59.1	68.6
Net Income	173.6	187.4	229.3	276.3
Provision for preferred dividends	3.7	3.7	7.4	7.4
Income allocated to participating securities	0.2	0.3	0.3	0.4
Net Income Available to Common Shareholders	$169.7	$183.4	$221.6	$268.5

Weighted Average Number of Shares Outstanding:
Basic	51.8	51.6	51.7	51.6
Diluted	51.9	51.7	51.8	51.7

Basic Earnings Per Common Share	$3.27	$3.56	$4.28	$5.21
Diluted Earnings Per Common Share	$3.27	$3.55	$4.28	$5.20
Dividends Declared Per Common Share	$0.685	$0.65	$1.37	$1.30

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2022	2021	2021
ASSETS
Utility Plant	$7,443.7	$7,225.0	$6,974.3
Less: Accumulated depreciation and amortization	2,241.9	2,169.3	2,145.1
Net Utility Plant	5,201.8	5,055.7	4,829.2
Non-utility Property	475.8	471.1	457.0
Other Investments	89.0	83.1	76.4
Total Other Property and Investments	564.8	554.2	533.4
Current Assets:
Cash and cash equivalents	8.3	4.3	104.0
Accounts receivable, net	599.5	596.3	595.6
Inventories	168.3	305.0	180.0
Other	313.2	410.9	160.4
Total Current Assets	1,089.3	1,316.5	1,040.0
Deferred Charges and Other Assets	2,545.4	2,430.0	2,534.2
Total Assets	$9,401.3	$9,356.4	$8,936.8

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,593.2	1,569.6	1,563.9
Retained earnings	992.3	843.0	920.1
Accumulated other comprehensive income	13.7	3.6	5.3
Total Shareholders' Equity	2,841.2	2,658.2	2,731.3
Temporary equity	11.8	9.8	8.2
Long-term debt (less current portion)	3,207.3	2,939.1	2,692.5
Total Capitalization	6,060.3	5,607.1	5,432.0
Current Liabilities:
Current portion of long-term debt	31.2	55.8	110.8
Notes payable	607.1	672.0	653.5
Accounts payable	367.5	409.9	352.1
Accrued liabilities and other	390.0	470.6	391.1
Total Current Liabilities	1,395.8	1,608.3	1,507.5
Deferred Credits and Other Liabilities:
Deferred income taxes	666.5	612.3	602.8
Pension and postretirement benefit costs	199.2	235.9	274.4
Asset retirement obligations	530.1	519.6	551.0
Regulatory liabilities	400.4	620.9	423.5
Other	149.0	152.3	145.6
Total Deferred Credits and Other Liabilities	1,945.2	2,141.0	1,997.3
Total Capitalization and Liabilities	$9,401.3	$9,356.4	$8,936.8

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2022	2021
Operating Activities:
Net Income	$229.3	$276.3
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	115.8	102.3
Deferred income taxes and investment tax credits	59.1	68.5
Changes in assets and liabilities	(252.1)	(293.7)
Other	3.0	5.8
Net cash provided by operating activities	155.1	159.2

Investing Activities:
Capital expenditures	(275.9)	(303.5)
Other	2.7	(0.8)
Net cash used in investing activities	(273.2)	(304.3)

Financing Activities:
Issuance of long-term debt	300.0	325.0
Repayment of long-term debt	(55.8)	(5.4)
Issuance of short-term debt, net	(64.9)	5.5
Issuance of common stock	24.0	0.7
Dividends paid on common stock	(70.1)	(65.9)
Dividends paid on preferred stock	(7.4)	(7.4)
Other	(3.8)	(7.5)
Net cash provided by financing activities	122.0	245.0

Net Increase in Cash, Cash Equivalents, and Restricted Cash	3.9	99.9
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	11.3	4.1
Cash, Cash Equivalents, and Restricted Cash at End of Period	$15.2	$104.0

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended March 31, 2022
Net Income (Loss) [GAAP]	$169.2	$7.0	$(2.6)	$173.6	$3.27
Adjustments, pre-tax:
Fair value and timing adjustments	—	9.9	—	9.9	0.20
Income tax adjustments (1)	—	(2.5)	—	(2.5)	(0.05)
Net Economic Earnings (Loss) [Non-GAAP]	$169.2	$14.4	$(2.6)	$181.0	$3.42

Three Months Ended March 31, 2021
Net Income (Loss) [GAAP]	$166.4	$24.9	$(3.9)	$187.4	$3.55
Adjustments, pre-tax:
Missouri regulatory adjustment	(9.0)	—	—	(9.0)	(0.17)
Fair value and timing adjustments	0.2	19.9	—	20.1	0.39
Income tax adjustments (1)	2.1	(5.0)	—	(2.9)	(0.06)
Net Economic Earnings (Loss) [Non-GAAP]	$159.7	$39.8	$(3.9)	$195.6	$3.71

Six Months Ended March 31, 2022
Net Income (Loss) [GAAP]	$232.3	$4.7	$(7.7)	$229.3	$4.28
Adjustments, pre-tax:
Fair value and timing adjustments	—	13.6	—	13.6	0.27
Income tax adjustments (1)	4.1	(3.4)	—	0.7	0.01
Net Economic Earnings (Loss) [Non-GAAP]	$236.4	$14.9	$(7.7)	$243.6	$4.56

Six Months Ended March 31, 2021
Net Income (Loss) [GAAP]	$242.9	$40.1	$(6.7)	$276.3	$5.20
Adjustments, pre-tax:
Missouri regulatory adjustment	(9.0)	—	—	(9.0)	(0.18)
Fair value and timing adjustments	0.1	4.0	—	4.1	0.08
Income tax adjustments (1)	2.1	(1.0)	—	1.1	0.02
Net Economic Earnings (Loss) [Non-GAAP]	$236.1	$43.1	$(6.7)	$272.5	$5.12

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items, and for six months ended March 31, 2022, include a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2022
Operating Income [GAAP]	$230.4	$9.6	$5.2	$—	$245.2
Operation and maintenance expenses	104.2	3.2	10.0	(4.2)	113.2
Depreciation and amortization	56.5	0.4	2.0	—	58.9
Taxes, other than income taxes	70.3	0.4	0.9	—	71.6
Less: Gross receipts tax expense	(51.9)	—	—	—	(51.9)
Contribution Margin [Non-GAAP]	409.5	13.6	18.1	(4.2)	437.0
Natural gas costs	356.0	45.8	—	(9.8)	392.0
Gross receipts tax expense	51.9	—	—	—	51.9
Operating Revenues	$817.4	$59.4	$18.1	$(14.0)	$880.9

Three Months Ended March 31, 2021
Operating Income [GAAP]	$224.0	$31.7	$1.7	$—	$257.4
Operation and maintenance expenses	104.0	7.1	11.1	(3.2)	119.0
Depreciation and amortization	49.5	0.3	1.7	—	51.5
Taxes, other than income taxes	56.4	0.5	1.0	—	57.9
Less: Gross receipts tax expense	(42.1)	(0.1)	—	—	(42.2)
Contribution Margin [Non-GAAP]	391.8	39.5	15.5	(3.2)	443.6
Natural gas costs	619.2	(6.2)	0.1	6.0	619.1
Gross receipts tax expense	42.1	0.1	—	—	42.2
Operating Revenues	$1,053.1	$33.4	$15.6	$2.8	$1,104.9

Six Months Ended March 31, 2022
Operating Income [GAAP]	$324.8	$6.5	$9.2	$—	$340.5
Operation and maintenance expenses	211.5	5.9	20.0	(7.8)	229.6
Depreciation and amortization	111.1	0.7	4.0	—	115.8
Taxes, other than income taxes	107.3	0.4	1.5	—	109.2
Less: Gross receipts tax expense	(73.6)	(0.2)	—	—	(73.8)
Contribution Margin [Non-GAAP]	681.1	13.3	34.7	(7.8)	721.3
Natural gas costs	566.2	93.8	—	(18.8)	641.2
Gross receipts tax expense	73.6	0.2	—	—	73.8
Operating Revenues	$1,320.9	$107.3	$34.7	$(26.6)	$1,436.3

Six Months Ended March 31, 2021
Operating Income [GAAP]	$330.8	$52.0	$7.5	$—	$390.3
Operation and maintenance expenses	207.0	10.4	19.7	(6.5)	230.6
Depreciation and amortization	98.1	0.6	3.6	—	102.3
Taxes, other than income taxes	91.9	0.7	1.4	—	94.0
Less: Gross receipts tax expense	(63.8)	(0.1)	—	—	(63.9)
Contribution Margin [Non-GAAP]	664.0	63.6	32.2	(6.5)	753.3
Natural gas costs	823.5	(5.5)	0.1	(17.8)	800.3
Gross receipts tax expense	63.8	0.1	—	—	63.9
Operating Revenues	$1,551.3	$58.2	$32.3	$(24.3)	$1,617.5